Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to (i) the use of our report dated June 30, 2021, on the financial statements of HyEdge, Inc. (the “Company”) for the periods ended December 31, 2020, and 2019, included herein on the Company’s Current Report Filing on Form 8-K; and (ii) the reference to us under the heading “Experts” in said 8-K filing.

/s/ Bolko & Associates, LLC

Bolko & Associates, LLC

Boca Raton, FL

August 9, 2021